As filed with the Securities and Exchange Commission on May 19, 2026

Registration No. 333-257401

Registration No. 333-270270

Registration No. 333-277588

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-257401

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-270270

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-277588

UNDER

THE SECURITIES ACT OF 1933

Mister Car Wash, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	47-1393909
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

222 E. 5th Street

Tucson, Arizona 85705

(520) 615-4000

(Address of principal executive offices) (Zip code)

MISTER CAR WASH, INC. 2021 INCENTIVE AWARD PLAN

MISTER CAR WASH, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN

2014 STOCK OPTION PLAN OF HOTSHINE HOLDINGS, INC.

HOTSHINE HOLDINGS, INC. 2014 ROLLOVER OPTION PLAN

(Full title of the plans)

Jedidiah Gold

Chief Financial Officer

Mister Car Wash, Inc.

222 E. 5th Street

Tucson, Arizona 85705

(520) 615-4000

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

With copies to:

Gregory P. Rodgers

Benjamin J. Cohen

Drew Capurro

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by Mister Car Wash, Inc., a Delaware corporation (the “Company”), remove from registration all shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) previously registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”) pertaining to the registration of shares of Common Stock.

•

Registration No. 333-257401, which was previously filed with the SEC on June 25, 2021, registering 30,056,431 shares of Common Stock under the 2021 Incentive Award Plan, 5,000,000 shares of Common Stock under the 2021 Employee Stock Purchase Plan, 34,853,932 shares of Common Stock under the 2014 Stock Option Plan of Hotshine Holdings, Inc. and 630,552 shares of Common Stock under the Hotshine Holdings, Inc. 2014 Rollover Option Plan;

•	Registration No. 333-270270, which was previously filed with the SEC on March 3, 2023, registering 3,033,734 shares of Common Stock under the 2021 Employee Stock Purchase Plan; and

•	Registration No. 333-277588, which was previously filed with the SEC on March 1, 2024, registering 1,575,962 shares of Common Stock under the 2021 Employee Stock Purchase Plan.

On February 17, 2026, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MCW Parent, LP, a Delaware limited partnership (“Parent”), Boson Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and, solely for purposes of the Borrower Provisions (as defined in the Merger Agreement), Mister Car Wash Holdings, Inc., a Delaware corporation and wholly owned subsidiary of the Company. On May 19, 2026, pursuant to the Merger Agreement, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of the Company’s securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all plan interests and any and all securities registered for issuance under the Registration Statements that remain unsold as of the date hereof. This filing is made in accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance that remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucson, State of Arizona, on May 19, 2026.

MISTER CAR WASH, INC.

By:	/s/ John Lai
Name: John Lai
Title: Chairman, President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.